EXHIBIT 21

WESTROCK COMPANY

SIGNIFICANT SUBSIDIARIES OF WESTROCK COMPANY

as of September 30, 2019

Name	State or Jurisdiction of Incorporation

WestRock - Solvay, LLC	Delaware, USA
WestRock Coated Board, LLC	Alabama, USA
WestRock Converting, LLC	Georgia, USA
WestRock CP, LLC	Delaware, USA
WestRock Fulfillment Company	Georgia, USA
WestRock Holding Company III	Georgia, USA
WestRock Holdings B.V.	The Netherlands
WestRock Luxembourg S.A.R.L.	Luxembourg
WestRock MWV, LLC	Delaware, USA
WestRock RKT, LLC	Georgia, USA
WestRock Shared Services, LLC	Georgia, USA
WestRock Southern Container, LLC	Delaware, USA
WestRockTimber Note Holding Company III	Delaware, USA
WRK International Holdings Sarl	Luxembourg
WRK Luxembourg, Sarl	Luxembourg
WRKCo Inc	Delaware, USA